Exhibit 99.180

North Valley Bancorp Announces Effective Date for 1-For-5 Reverse Stock Split

December 3, 2010 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with approximately $895 million in assets (the “Company”), today announced that its Board of Directors has approved a 1-for-5 reverse stock split of its shares of common stock, effective at the close of business on December 28, 2010 (the “Effective Date”).

On the Effective Date, in accordance with an amendment of the Company’s Amended and Restated Articles of Incorporation being filed with the California Secretary of State, each five (5) outstanding shares of common stock will be exchanged and combined, automatically, without further action, into one (1) share of common stock.  No fractional shares will be issued as a result of the reverse stock split.  In lieu of a fraction of a share of common stock, each shareholder who otherwise would have been entitled to a fraction of a share will be paid cash in an amount based on the closing price per share reported on the NASDAQ Global Select Market for the Effective Date.

The reverse stock split will reduce the number of issued and outstanding shares of common stock from 34,162,463 shares to approximately 6,832,492 shares.  Except for any adjustments that may result from the treatment of fractional shares, the reverse stock split will not have any dilutive effect on the shareholders since each shareholder will hold the same percentage of common stock outstanding immediately following the Effective Date as such shareholder held immediately prior to the Effective Date.

Remarked Michael J. Cushman, President and Chief Executive Officer:  “Our primary objective in proceeding with the reverse stock split is to increase the per share trading price of the Company’s common stock in order to remain above the minimum price required for our continued listing on the NASDAQ Global Select Market.  The Board of Directors also hopes that a decrease in the number of shares outstanding, combined with the anticipated increase in price per share, will encourage greater interest in our common stock among investors.  Of course, there can be no assurance that this reverse stock split will achieve any of the desired results.”

The Company’s trading symbol on the NASDAQ Global Select Market is “NOVB.”  For a period of 20 trading days after the Effective Date, in order to reflect completion of the reverse stock split, NASDAQ is expected to append the character “D” to the Company’s trading symbol so it will appear as “NOVBD.”  In addition, the shares of common stock will trade under a new CUSIP number after the Effective Date.

As previously announced, the one-for-five reverse stock split and related filing of an amendment of the Amended and Restated Articles of Incorporation were approved by vote of the shareholders at the Company’s Annual Meeting held on July 16, 2010 (subject to final review and approval by the Board of Directors).  The amendment maintains the current authorized number of shares of common stock at 60 million.  All options to purchase shares of common stock outstanding under the Company’s stock option plans will be decreased on the Effective Date and the exercise price per share for each option will be increased, in order to reflect the one-for-five reverse stock split.  Additional information can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 17, 2010.

BNY Mellon Shareowner Services, the transfer agent for the Company, will act as Exchange Agent for the transaction.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank ("NVB"), operates twenty-five commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers.  North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans.  Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company's website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877